    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1996


                                                      REGISTRATION NO. 333-14025

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          U.S. OFFICE PRODUCTS COMPANY
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    5112                                   52-1906050
      (State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
    of incorporation or organization            Classification Code Number)                  Identification Number)

                            ------------------------


                       1025 THOMAS JEFFERSON STREET, N.W.
                                 SUITE 600 EAST
                             WASHINGTON, D.C. 20007
                                 (202) 339-6700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                         ------------------------------


                              JONATHAN J. LEDECKY
                             CHAIRMAN OF THE BOARD
                          U.S. OFFICE PRODUCTS COMPANY
                       1025 THOMAS JEFFERSON STREET, N.W.
                                 SUITE 600 EAST
                             WASHINGTON, D.C. 20007
                                 (202) 339-6700
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:


              MARK D. DIRECTOR, ESQ.                              LINDA L. GRIGGS, ESQ.
            EXECUTIVE VICE PRESIDENT,                          MORGAN, LEWIS & BOCKIUS LLP
          GENERAL COUNSEL AND SECRETARY                            1800 M STREET, N.W.
           U.S. OFFICE PRODUCTS COMPANY                        WASHINGTON. D.C. 20036-5869
        1025 THOMAS JEFFERSON STREET, N.W.                            (202) 467-7000
                  SUITE 600 EAST
              WASHINGTON, D.C. 20007
                  (202) 339-6700


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

                        CALCULATION OF REGISTRATION FEE

                                                                                                           PROPOSED MAXIMUM
                 TITLE OF EACH CLASS OF                                             PROPOSED MAXIMUM           AGGREGATE
               SECURITIES TO BE REGISTERED                      REGISTERED           OFFERING PRICE         OFFERING PRICE
Common Stock, $.001 par value per share..................         324,348               $36.00(1)           $11,676,528(1)
Common Stock, $.001 par value per share..................      6,623,717(3)              $16.88              $111,808,343


                 TITLE OF EACH CLASS OF                          AMOUNT OF
               SECURITIES TO BE REGISTERED                   REGISTRATION FEE
Common Stock, $.001 par value per share..................      $3,538.34(2)
Common Stock, $.001 par value per share..................       $38,554(3)


(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and based on the average high and low sale prices of the Common Stock reported on the Nasdaq National Market on October 9, 1996.


(2) Previously paid.



(3) Pursuant to Rule 429 under the Securities Act of 1933, as amended, 6,623,717 shares and the filing fee of $38,554 are being carried forward from Registration Statement No. 33-96760 to this Registration Statement.

                            ------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          U.S. OFFICE PRODUCTS COMPANY

                                6,948,065 SHARES

                                  COMMON STOCK
                               ------------------

    This Prospectus, as appropriately amended or supplemented, relates to the offer and sale from time to time by each of the stockholders listed under the caption "Selling Stockholders" (the "Selling Stockholders") of a total of 6,948,065 shares of Common Stock, $.001 par value per share (the "Common Stock" or the "Shares"), of U.S. Office Products Company (the "Company"). The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.

    The method of sale of the Common Stock offered hereby is described under the heading "Plan of Distribution." To the extent required, the specific amount of Common Stock to be sold, the purchase price and public offering price, the names of any resale agents, dealers or underwriters, and the terms and amount of any applicable commission or discount with respect to a particular offer will be set forth in a Prospectus Supplement and/or post-effective amendment to the Registration Statement of which this Prospectus constitutes a part.

    The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or profit received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    The Company has agreed to bear all printing and certain legal, filing and other similar expenses of registration of the Shares under federal and state securities laws. The Selling Stockholders will bear all other expenses of this offering, including brokerage fees and any underwriting discounts or commissions.

    The Common Stock is quoted on the Nasdaq National Market under the symbol "OFIS." The closing price of the Common Stock on the Nasdaq National Market on November 1, 1996 was $28.875 per share.
                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is November   , 1996.

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERINGS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and the regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and from the Commission's web site at http:// www.sec.gov. In addition, such materials also may be inspected and copied at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents of the Company filed with the Commission (File No. 0-25372) are incorporated herein by reference:

        (a) Historical financial statements required by Rule 3-05 of Regulation S-X of the following companies acquired by the Company: Copenhaver Holdings, Inc., MISSCO Commercial Division, Oak Brook Office Supply and Equipment Corporation, and Blue Star Group Limited, included in the Company's Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-1928) filed on March 28, 1996; and U-Bix Business Machines Limited, included in the Company's Current Report on Form 8-K, dated March 7, 1996;

        (b) The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1996 filed with the Commission on July 16, 1996;

        (c) The Company's Quarterly Report on Form 10-Q for the interim period ended July 27, 1996 filed with the Commission on September 10, 1996;

        (d) The Company's Current Reports on Form 8-K dated October 25, 1996, September 23, 1996, August 20, 1996, July 26, 1996 (as amended), July 23, 1996, July 16, 1996, and May 2, 1996 (as amended); and

        (d) The description of the Company's Common Stock under the caption "Description of Registrant's Securities to be Registered" in the Company's Amendment No. 1 to Registration Statement on Form 8-A, dated February 13, 1995, and the Company's Quarterly Report on Form 10-Q for the interim period ended July 27, 1996 disclosing, among other things, amendments to the Company's Amended and Restated Certificate of Incorporation.

    In addition, all reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of effectiveness of the Registration Statement of which this Prospectus is a part and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained herein or incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE COMPANY BY CONTACTING MARK D. DIRECTOR, 1025 THOMAS JEFFERSON STREET, N.W., SUITE 600 EAST, WASHINGTON, D.C. 20007. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD ALLOW AT LEAST FIVE (5) BUSINESS DAYS FOR DELIVERY.

                                  THE COMPANY


    THE FOLLOWING IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMMON STOCK. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "U.S. OFFICE PRODUCTS" OR THE "COMPANY" REFER TO U.S. OFFICE PRODUCTS COMPANY, A DELAWARE CORPORATION, AND ITS SUBSIDIARIES AND PREDECESSORS. ALL REFERENCES TO YEARS, UNLESS OTHERWISE NOTED, REFER TO THE COMPANY'S FISCAL YEAR, WHICH ENDED ON APRIL 30 OF EACH YEAR UNTIL YEARS BEGINNING WITH THE 1997 FISCAL YEAR WHICH END ON THE LAST SATURDAY IN APRIL. CERTAIN OF THE STATEMENTS CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE ARE FORWARD LOOKING. ACTUAL RESULTS MAY DIFFER FROM THOSE DISCUSSED IN SUCH FORWARD LOOKING STATEMENTS, WHICH ARE INHERENTLY UNCERTAIN, FOR THE REASONS, AMONG OTHERS, SET FORTH UNDER THE HEADING "RISK FACTORS," AS MODIFIED OR SUPERSEDED BY STATEMENTS CONTAINED IN DOCUMENTS THAT ARE SUBSEQUENTLY FILED AND INCORPORATED BY REFERENCE HEREIN.



    U.S. Office Products is one of the world's largest and fastest growing suppliers of a broad range of office products to corporate, commercial, industrial and educational customers. The Company's objective is to be the leading single source supplier of a broad array of office and educational products, services and equipment for its corporate, commercial, industrial and educational customers. The Company sells a full range of more than 34,000 products and services, both in the United States and internationally, including office supplies, office furniture, office coffee services, school supplies and school furniture. See "Recent Developments."


    The Company operates with a decentralized management strategy rather than a standardized national model in an effort to provide superior customer service and retain the historical customers of acquired businesses while achieving the operating efficiencies of a large organization. The Company believes that many customers purchase office products based on an established long-term business relationship with one primary supplier. The Company seeks to foster such long-term relationships by preserving the authority of the local, experienced management who have the responsibility to provide customers with superior customer service. The Company believes that its decentralized management strategy, coupled with operating efficiencies, enables it to compete effectively in its target markets. The Company has initiated strategies designed to achieve operating efficiencies by: (i) generating cost savings through volume purchasing of office products; (ii) combining certain general and administrative functions at the corporate level and eliminating redundant facilities; (iii) implementing improved technology and operating systems; (iv) producing a Company-wide proprietary catalog in order to increase the percentage of office supplies purchased directly from manufacturers; and (v) increasing sales opportunities by broadening the complement of products and services it offers.


    The Company has an aggressive acquisition program through which it has acquired and seeks to acquire companies with established sales presences and brand names in given geographic markets. It utilizes a "hub and spoke" strategy for expansion into and around its targeted metropolitan areas. This strategy involves the acquisition of (i) a larger established, high quality local company, or hub, and (ii) additional smaller companies, or spokes, in secondary markets surrounding the hubs. Where possible, the operations of the acquired spokes are integrated into the operations of existing hubs, thereby eliminating a portion of the operating expenses of the acquired spokes. The Company also has begun to develop regional consolidation and integration plans to enable certain operational activities, such as warehousing, to be shared among the hubs and spokes that are located within a specific geographic area. The Company expects this regional approach will permit the elimination of duplicative facilities and costs. The Company believes that its decentralized management strategy, which includes the retention of local management, sales personnel and the names of the acquired companies, and other operating strategies described above, facilitate the identification of acquisition candidates and make it an attractive acquiror.



    Since its founding in October 1994 through November 1, 1996, the Company has acquired 116 companies (the "Completed Acquisitions") and has entered into a definitive agreement to acquire a 49% interest in an additional company. The Company's aggressive acquisition program has meant that the Company has been in discussions with potential acquirees at most times since its founding. It currently has, and from time to time expects to enter into, letters of intent and agreements in principle with respect to additional office and educational products and equipment businesses, both in the United States and internationally. No assurnce can be given, however, that definitive agreements for additional acquisitions will be executed or that additional acquisitions will be completed. See "Risk Factors -- Risks Related to the Company's Acquisition Strategy."



    The Company is a Delaware corporation. Its executive offices are located at 1025 Thomas Jefferson Street, N.W., Suite 600 East, Washington, D.C. 20007, and its telephone number is 202-339-6700.


                              RECENT DEVELOPMENTS


    ACQUISITION ACTIVITY. From the beginning of fiscal 1997 through November 1, 1996, the Company had acquired 68 businesses, including 31 contract stationers, 8 office coffee services companies, 9 furniture companies, 7 school supplies and school furniture companies and 11 office product and equipment companies in New Zealand and Australia. In addition, the Company recently acquired two businesses, Bay State Computer Group and Fortran Corporation, which represent the Company's first entry into the computer and telecommunications network services markets, respectively. The pro forma revenues of the Company for its most recent fiscal year ended April 30, 1996, assuming that all of the companies acquired by the Company between May 1, 1995 and November 1, 1996 had been acquired as of May 1, 1995, were $2.4 billion.



    The Company has also signed a definitive agreement to acquire a 49% interest in Dudley Stationery Limited "(Dudley"), the United Kingdom's largest independent office products dealer. Existing shareholders of Dudley will retain 51% ownership of Dudley. Under its agreement with Dudley, the Company will invest a total of L49.5 million ($79 million) of new working capital in Dudley over a two-year period. Dudley also plans to seek an additional L50 million of debt financing. The new funds will be used to finance the expansion of Dudley through both internal growth and acquisitions. Closing of the transaction is subject to the satisfaction of certain conditions, including regulatory clearances. A closing is expected during November 1996. Assuming its completion, the investment in Dudley will be the Company's first acquisition in the European office products market.



    On July 26, 1996, the Company completed its largest acquisition since its inception when it purchased all of the outstanding stock of New Zealand-based Whitcoulls Group Limited ("Whitcoulls") for total cash consideration of $220 million. Whitcoulls operates nine principal subsidiaries that it has acquired during the past six years. Through its subsidiaries, Whitcoulls sells a broad array of office, educational and printing products and services to the commercial, retail, government and school supply markets throughout New Zealand. In addition, Whitcoulls operates numerous stationery and book stores (including franchised stores) in New Zealand and Australia and manufactures commercial, scholastic and household stationery products. Whitcoulls had revenues of U.S. $450 million and earnings before interest and taxes of approximately U.S. $31.5 million for its fiscal year ended June 30, 1996.



    CREDIT FACILITY. In August 1996, the Company entered into an agreement with Bankers Trust Company (the "Bank") whereby the Bank, or a syndicate of financial institutions including the Bank, will provide a $500 million credit facility (the "Credit Facility") bearing interest, at the Company's option, at the Bank's base rate plus an applicable margin of up to 1.25%, or a eurodollar rate plus an applicable margin of up to 2.5%. The availability under the Credit Facility is subject to certain sub-limits including $100 million for working capital loans and $400 million for acquisition loans. Approximately $180 million of the acquisition loan sub-limit was available for, and has been used to, refinance certain outstanding indebtedness of the Company in Australia and New Zealand. The Credit Facility is secured by a majority of the assets of the Company and contains customary covenants, including financial covenants with respect to the Company's leverage and interest coverage ratios, capital expenditures, payment of dividends and purchases and sales of assets, and customary default provisions, including provisions related to non-payment of principal and interests, default under other debt agreements and bankruptcy. See "Risk Factors--Need for Additional Financing to Continue Acquisition Strategy."



    SALE OF COMMON STOCK. In September 1996, the Company sold, in a privately negotiated transaction, 1,250,000 shares of Common Stock for $38.1 million to Quantum Partners LDC, a Cayman Islands-based investment vehicle advised by Soros Fund Management and one of the Selling Stockholders. The proceeds from the sale were used to reduce outstanding indebtedeness and to fund acquisitions.



    STARBUCKS-TM- COFFEE. In September 1996, the Company entered into a multi-year exclusive agreement with Starbucks-TM- Corporation ("Starbucks") whereby the Company will be the only contract stationer and office products retailer authorized to distribute Starbucks fresh roasted coffee and related products to offices in the United States, Puerto Rico and Canada.


                                USE OF PROCEEDS

    The Company will not receive any of the proceeds of the sale of shares by the Selling Stockholders.

                                  RISK FACTORS

    Prospective purchasers of the Common Stock offered hereby should consider carefully the following risk factors, as well as the other information in this Prospectus or incorporated herein by reference, in evaluating an investment in the Common Stock.

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY


    One of the Company's strategies is to increase its revenues and the markets it serves through the acquisition of additional businesses offering a broad array of office and educational products, equipment and services. From its inception through November 1, 1996, the Company made 116 acquisitions and has signed a definitive agreement for another acquisition. In addition, the Company currently has, and from time to time expects to enter into, letters of intent and agreements in principle with respect to additional office and educational products and equipment businesses, both in the United States and internationally, consistent with its strategy of pursuing an aggressive acquisition program. There can be no assurance that acquisitions will occur at the same pace or be available to the Company on favorable terms, if at all. For example, if the price of a share of Common Stock declines over a sustained period, the owners of potential acquisition targets may not be willing to receive shares of Common Stock in exchange for their businesses, thereby adversely affecting the pace of the Company's acquisition program. Such an effect on the pace of the Company's acquisition program could further reduce the price of a share of Common Stock, to the further detriment of the Company's acquisition strategy. In addition, the consolidation of the domestic contract stationer industry has reduced the number of larger companies available for sale, which could lead to higher prices being paid for the acquisition of the remaining domestic, independent companies.



    The Company's ability to manage an aggressive consolidation program in markets other than the domestic contract stationer market, including furniture, office coffee services and school supplies and school furniture, has not yet been fully tested. In addition, there can be no assurance that companies that have been acquired or that may be acquired in the future will achieve sales and profitability that justify the investment therein. Acquisitions may involve a number of special risks that could have a material adverse effect on the Company's operations and financial performance, including adverse short-term effects on the Company's reported operating results; diversion of management's attention; difficulties with the retention, hiring and training of key personnel; risks associated with unanticipated problems or legal liabilities; and amortization of acquired intangible assets.


INTEGRATION OF ACQUISITIONS AND LIMITED COMBINED OPERATING HISTORY


    U.S. Office Products was founded in October 1994 and conducted no operations prior to the acquisition of its founding companies in February 1995. From its inception through November 1, 1996, U.S. Office Products acquired 116 companies, and it intends to continue to make acquisitions. In most cases, the managers of the acquired companies have continued to operate their companies after being acquired by U.S. Office Products. There can be no assurance that the Company will be able to successfully integrate these companies within U.S. Office Products' operations without substantial costs, delays or other problems. In addition, there can be no assurance that the Company's executive management group will be able to oversee the combined entity and effectively implement the Company's operating or growth strategies in each of the markets that the Company serves. Finally, there can be no assurance that the pace of the Company's acquisitions will not adversely affect the Company's efforts to integrate acquisitions and manage those acquisitions profitably.


INTERNATIONAL EXPANSION


    As of November 1, 1996, the Company's international operations were in Canada, New Zealand and Australia and, upon the acquisition of the 49% interest in Dudley, will be conducted also in the United Kingdom. See "Recent Developments." The Company recently expanded its international operations significantly with the acquisition of the remaining 49% of Blue Star Group Limited ("Blue Star") in June 1996 and Blue Star's acquisition of Whitcoulls in July 1996. In addition to their contract stationery, office furniture, and school supply and school furniture operations, Blue Star and its subsidiaries, including Whitcoulls, have other operations, including retail book and stationery stores, printing operations, the manufacturing of office products and the sale, leasing, maintenance and design of telecommunications and office automation equipment and products. If the Company had acquired the Completed Acquisitions, including Whitcoulls, at the beginning of fiscal 1996, the Company's international operations would have accounted for approximately 35.3% of the Company's fiscal 1996 pro forma revenues. In fiscal 1996, international operations constituted approximately 6% of actual 1996 revenues. The Company is making additional acquisitions in Canada, New Zealand and Australia, both directly and through Blue Star, and following consummation of the Dudley transaction, plans to make additional acquisitions in the United Kingdom (through Dudley) and in other parts of Europe. The Company intends to focus significant attention and resources on international expansion in the future and expects foreign sales to represent a significant proportion of the Company's total sales. Expansion into international markets involves additional risks relating to currency exchange rates, new and different legal, regulatory and competitive requirements, difficulties in staffing and managing foreign operations, different business lines and other factors.


DEPENDENCE ON IMPLEMENTATION AND OPERATION OF SYSTEMS

    The Company believes that the successful operation of the businesses that it has acquired and intends to acquire depends in part on the implementation of inventory management and financial systems. The Company may experience delays, complications or expenses in implementing, integrating and operating these systems, any of which could have a material adverse effect on the Company's results of operations and financial performance. In addition, interruptions or disruptions in systems operations could adversely affect the financial results of particular locations. Finally, while the Company believes that its operating and technology systems will be adequate for its current needs, such systems will require modification, improvement or replacement as the Company expands or as new technologies make the Company's systems obsolete. Such modifications, improvements or replacements may require substantial expenditures to design and implement and may require interruptions in operations during periods of implementation, any of which could have a material adverse effect on the Company's results of operations and financial performance.

SUBSTANTIAL COMPETITION

    The Company operates in a highly competitive environment. In the markets in which the Company operates, the Company generally competes with a large number of smaller, independent companies, many of which are well-established in their markets. In addition, in the contract stationer market, the Company currently competes with five large office products companies, each of which has significant financial resources. Several of the Company's large competitors operate in many of the Company's geographic and product markets, and other competitors may choose to enter the Company's geographic and product markets in the future. In addition, as a result of this competition, the Company may lose customers or have difficulty acquiring new customers. As a result of competitive pressures on the pricing of products, the Company's revenues and/or margins may decline.

INCREASES IN PRICES OF PAPER AND COFFEE

    The prices of paper and coffee fluctuate. Although the Company believes that, to date, it generally has been able to increase its prices to its customers to reflect increases in paper and coffee costs, it may not be able to do so in the future. In addition, timing differences between increases in paper and coffee prices paid by the Company and the implementation of price increases to the Company's customers may have an adverse effect on the Company's operating margins.

CONSIDERATION FOR OPERATING COMPANIES EXCEEDS ASSET VALUE

    The purchase prices of the Company's acquisitions have not been established by independent appraisals, but generally have been determined through arm's-length negotiations between the Company and representatives of such companies. The consideration for each such company has been based primarily on the value of such company as a going concern and not on the value of the acquired assets. Valuations of these companies determined solely by appraisals of the acquired assets would have been less than the consideration paid (or to be paid) for the companies. No assurance can be given that the future performance of such companies will be commensurate with the consideration paid. Moreover, the Company has incurred and expects to continue to incur significant amortization charges resulting from consideration paid in excess of the fair value of the net assets of the companies acquired in business combinations accounted for under the purchase method of accounting.

EFFECT OF QUARTERLY FLUCTUATIONS IN OPERATING RESULTS ON PRICE OF COMMON STOCK

    The Company's business is subject to seasonal influences. The Company's historical sales and profitability in its core office products business have been lower in the first two quarters of its fiscal year, primarily due to the lower level of business activity in North America during the summer months. The seasonality of the core office products business, however, is expected to be impacted by the seasonality of its other operations, which have been expanding through acquisitions. For example, the sales and profitability of the Company's school supplies and school furniture business have been higher during the Company's first and second quarters and significantly lower in its third and fourth quarters, and the sales and profitability of the Company's operations in New Zealand and Australia have generally been higher in the Company's third quarter. As the Company's mix of businesses evolves through future acquisitions, these seasonal fluctuations may continue to change. In addition, quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the prices paid by the Company for the products it sells, the mix of products sold and general economic conditions. Therefore, results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year. Fluctuations caused by variations in quarterly operating results may adversely affect the market price of the Common Stock.

NEED FOR ADDITIONAL FINANCING TO CONTINUE ACQUISITION STRATEGY


    The Company has financed most acquisitions, and intends to finance future acquisitions in the United States, by using cash and shares of Common Stock. The Company has filed shelf registration statements with the Commission relating to the offering of 49,536,049 shares of Common Stock to be used as consideration for acquisitions by the Company, of which approximately 37,241,615 shares remain available as of November 1, 1996. The Company also has sold debt and equity securities to raise cash proceeds for acquisitions. In May and June 1996, the Company completed the sales of $230 million in aggregate principal amount of 5 1/2% Convertible Subordinated Notes due 2003 (the "May Notes"). The proceeds from the sale of the May Notes were used for general corporate purposes, including to pay the cash consideration ($220 million) for the acquisition of Whitcoulls. In addition, in September 1996, the Company sold 1,250,000 shares of Common Stock for $38.1 million to Quantum Partners LDC, one of the Selling Stockholders. The proceeds from such sale were used to reduce outstanding indebtedness and to fund acquisitions. The Company expects that future acquisitions outside the United States may be for cash consideration. See "Recent Developments."



    Assuming that the current pace of the Company's acquisitions continues, the Company will need additional debt or equity financing in order to continue its acquisition program. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that any such financing will be available on terms the Company deems acceptable. In August 1996, the Company entered into the $500 million Credit Facility, See "Recent Developments--Credit Facility." The amount available to be borrowed under the Credit Facility for acquisitions will vary from time to time depending on the level of, on a pro forma basis reflecting consummated acquisitions, the Company's consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") and the Company's total indebtedness and related interest expense. If the Company does not have sufficient cash resources to pay the cash consideration for acquisitions, or if potential acquisition candidates are unwilling to accept the Common Stock as part of the consideration for the sale of their businesses because the Common Stock does not maintain sufficient value or for other reasons, the Company may be unable to continue the current pace of its aggressive acquisition program, which could have a material adverse impact on the Company and the market price of its Common Stock.

RELIANCE ON KEY PERSONNEL


    The Company's operations depend on the continued efforts of Jonathan J. Ledecky, its Chairman of the Board and Chief Executive Officer, Timothy J. Flynn, its President and Chief Operating Officer, its other executive officers and the senior management of its subsidiaries. Furthermore, the Company will likely depend on the senior management of companies that may be acquired in the future. If any of these people become unable to continue in their present roles, or if the Company is unable to attract and retain other skilled employees, the Company's business would be adversely affected. The Company currently has key man life insurance covering Mr. Ledecky, but does not have and does intend to obtain key man life insurance covering any of its other executive officers or other members of senior management.


CONTROL BY MANAGEMENT AND STOCKHOLDERS


    As of November 1, 1996, officers and directors of the Company and senior officers of the Company's significant subsidiaries beneficially own approximately 30.5% of the outstanding shares of Common Stock. These stockholders acting together may be able to elect a sufficient number of directors to control the Board of Directors and to approve or disapprove any matter submitted to a vote of stockholders.


RISKS RELATED TO UNIONIZED EMPLOYEES

    A small number of the Company's employees are members of labor unions. If unionized employees were to engage in a strike or other work stoppage, or if other employees were to become unionized, the Company could experience a disruption of operations or higher labor costs.

POTENTIAL EFFECT OF SHARES ISSUED IN ACQUISITIONS ON PRICE OF COMMON STOCK


    As of November 1, 1996, there were 45,770,377 shares of Common Stock of the Company outstanding, of which approximately 4,013,599 shares are subject to contractual restrictions on the transfer thereof (other than restrictions relating to shares issued in transactions accounted for under the pooling-of-interests method of accounting, described below). These contractual restrictions expire at various times, generally up to two years from the date of issuance of the shares. The contractual restrictions on 1,053,050 shares will expire at various dates up to February 23, 1997.



    The Company has an aggressive acquisition program under which it periodically makes, and expects to continue to make, acquisitions that are accounted for under the pooling-of-interests method of accounting. Under the pooling-of-interests method of accounting, the affiliates of the acquired companies, which are generally all of the stockholders of the companies acquired by U.S. Office Products, must be free to sell or otherwise transfer shares of the Common Stock received in the acquisition, subject to their compliance with the federal securities laws, as soon as the Company releases results of operations that reflect the combined operations of the Company and the acquired company for a minimum of 30 days. For example, as of November 1, 1996 the Company has issued approximately 7,038,371 shares of Common Stock in connection with acquisitions that were recently completed and that were accounted for under the pooling-of-interests method of accounting. Of such shares, the Company expects that 4,116,006 shares and 2,922,365 shares will become freely transferable in December 1996 and January 1997, respectively, subject to certain volume and other restrictions of Rule 145(d) under the Securities Act applicable to affiliates of the acquired companies. In addition, the Company expects to complete additional acquisitions in the future that will be accounted for under the pooling-of-interests method. If a significant number of shares of Common Stock are issued in acquisitions that are consummated in close proximity to each other, such shares will become freely transferable at the same time. If a large number of shares are sold by such stockholders in the market as soon as their shares became freely transferable, the price of the Common Stock could be adversely affected.


ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

    The Board of Directors of the Company is empowered to issue preferred stock without stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock has traded on the Nasdaq National Market since February 15, 1995. On November 1, 1996, the last sale price of the Common Stock was $28.875 per share. On November 1, 1996, there were approximately 474 shareholders of record of the Company's Common Stock. The following table sets forth the range of high and low sale prices for the Common Stock, as reported on the Nasdaq National Market, for the period from February 15, 1995, the date of the Company's initial public offering, through the second fiscal quarter of 1997.

                                                                             HIGH        LOW
                                                                           ---------  ---------
FISCAL YEAR 1995
  Fourth fiscal quarter..................................................  $  15.50   $   10.00(1)
FISCAL YEAR 1996
  First fiscal quarter...................................................  $  15.875  $   10.50
  Second fiscal quarter..................................................  $  18.125  $   13.50
  Third fiscal quarter...................................................  $  26.375  $   16.25
  Fourth fiscal quarter..................................................  $  40.00   $   22.00
FISCAL YEAR 1997
  First fiscal quarter...................................................  $  45.50   $   24.50
  Second fiscal quarter..................................................  $  38.00   $   24.75

------------------------

(1) Represents the initial public offering price.

                                DIVIDEND POLICY

    The Company does not anticipate paying any cash dividends on its shares of Common Stock in the foreseeable future, because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the Company's Board of Directors deems relevant. Further, the Company's Credit Facility prohibits the payment of dividends without the lender's consent.

                            THE SELLING STOCKHOLDERS

    The following table sets forth information as to the Selling Stockholders, including: (i) the number and approximate percentage of Shares beneficially owned as of September 17, 1996, (ii) the number of Shares registered for sale, and (iii) the number and approximate percentage of Shares to be owned after completion of the offering. The Company's officers and directors and certain other Selling Stockholders have contractually agreed or are otherwise subject to certain restrictions on the sale of some of their Shares.

                                                                                                 BENEFICIAL OWNERSHIP
                                                     BENEFICIAL OWNERSHIP
                                                       PRIOR TO OFFERING          SHARES            AFTER OFFERING
                                                    -----------------------   REGISTERED FOR    ----------------------
NAME                                                  SHARES      PERCENT     SALE HEREUNDER     SHARES      PERCENT
--------------------------------------------------  ----------  -----------  ----------------   ---------  -----------
Jonathan J. Ledecky (2)...........................   1,706,250         4.1%      1,618,750             (3)           (3)
Quantum Partners LDC (4)..........................   1,650,000         3.9%      1,250,000        400,000           *
Clifton B. Phillips (5)(6)........................   1,245,857         3.0%      1,245,857             (3)           (3)
Thomas E. Williams Trust (1)(6)(7)................     561,555         1.3%        561,555              0          --
Timothy J. Flynn (1)(6)(8)........................     499,931         1.1%        445,000             (3)           (3)
Estate of Kathryn S. Gulli (1)(6).................      14,000           *          14,000              0          --
Thomas J. Reaser (1)(6)(9)........................     220,649           *         220,000             (3)           (3)
Edward J. Mathias (10)............................     191,250           *         181,250         10,000           *
David C. Gezon (1)(6)(11).........................     115,820           *         115,820              0          --
Pinson and Associate Profit Sharing Plan (12).....     125,624           *         100,000             (3)           (3)
H. Steve Swink and Margaret C. Swink (6)(13)......      92,136           *          91,176            960           *
S. Dale High (1)(6)...............................      90,431           *          90,431              0          --
Harold S. Hurwitz (1)(6)..........................      90,356           *          90,000            356           *
William B. Clifford (6)...........................      82,786           *          82,479            307           *
Donald Nickleson (6)..............................      87,350           *          82,479          4,871           *
James E. Koster (1)(5)............................      81,806           *          81,506              0          --
John H. Harris, Jr. (6)...........................      78,924           *          78,924              0          --
Jay G. Burgess Trust (1)(5).......................      76,250           *          74,000          2,250           *
William R. Gezon (1)(6)...........................      61,650           *          61,650              0          --
Ralph K. Burgess Trust (1)(6).....................      39,730           *          39,730              0          --
Allon H. Lefever (6)(14)..........................      27,900           *          17,900         10,000           *
H. Roger Gezon (1)(6).............................      14,000           *          14,000              0          --
John K. Burgess (6)(15)...........................      22,194           *           3,100         11,856           *
Marjorie L. Burgess Trust (10)(6).................      21,670           *          21,670              0          --
Legacy Capital Fund, Inc. (16)....................      17,380           *          17,380              0          --
Robert W. Robinson (1)(6).........................      14,900           *          14,900              0          --
Raynelle A. Clauser (1)(6)........................      13,017           *          13,017              0          --
Timothy Gezon (1)(6)..............................      20,213           *          20,213              0          --
Carlton L. Miller (6).............................      10,090           *          10,090              0          --
Ricki J. Hurwitz (1)(6)...........................       9,639           *           9,588             51           *
Ann L. Hurwitz a/k/a Ann H. Green (1)(6)..........       7,439           *           7,388             51           *
H. Ralph Hernley (1)(6)...........................       5,874           *           5,874              0          --
J. Bryan Lynch and Bonnie D. Lynch (6)............       5,000           *           5,000              0          --
William F. Harrison (6)...........................         139           *             139              0          --
Erbin Enterprises, Inc. (1)(6)....................       2,000           *           2,000              0          --
Charles E. Walker, Jr. (1)(6).....................       1,535           *           1,535              0          --
Other Selling Stockholders........................     265,329           *         259,664              0          --
TOTAL.............................................          --           *       6,948,065        440,600        10.2(17)

------------------------

*   Less than 1.0%

(1) All or a portion of these persons' Shares are subject to contractual restrictions on the resale thereof.

(2) Includes 87,500 Shares which may be acquired upon exercise of options which currently are exercisable or are exercisable within 60 days. Mr. Ledecky is the Chief Executive Officer and Chairman of the Board of Directors of the Company.

(3) These persons have not expressed a present intention to offer or sell their Shares covered by this Prospectus, although such Shares are registered hereunder.

(4) This Prospectus is part of a shelf registration statement filed by the Company with the Commission (the "Shelf Registration Statement") with respect to the resale of the Shares, including the Shares issued to this Selling Stockholder pursuant to a stock purchase agreement, dated September 16, 1996, by and between the Company and the Selling Stockholder. The Company has agreed to use its best efforts to keep such Shelf Registration Statement effective generally for a period of three years from the date of issuance or such shorter period (subject to extension under certain circumstances) that will terminate when (i) all of the Shares covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or (ii) all of the Shares have been distributed to the public pursuant to Rule 144 under the Securities Act or are saleable pursuant to Rule 144(k) under the Securities Act or (iii) all the Shares have been transferred otherwise in accordance with the Securities Act such that the holder thereof has Shares that may be freely and publicly resold without registration.

(5) Mr. Phillips is a director of the Company.

(6) These persons were stockholders, executive officers, directors or employees of entities acquired by, or combined into, the Company.

(7) Mr. Williams was a Director of the Company until his resignation effective on June 20, 1996.

(8) Includes 53,750 shares which may be acquired upon exercise of options which currently are exercisable or are exercisable within 60 days. Mr. Flynn is the President and Chief Operating Officer and a Director of the Company.

(9) Mr. Reaser is a Director and Executive Vice President of the Company and is President of General Office Products Company, a subsidiary of the Company.

(10) Includes 10,000 shares which may be acquired upon exercise of options which currently are exercisable or are exercisable within 60 days, 50,000 Shares owned by Mr. Mathias' wife and 181,250 shares that are subject to contractual restrictions on the resale thereof. Mr. Mathias is a Director of the Company.

(11) Mr. Gezon is a Director of the Company and President of C.W. Mills Paper Company, a subsidiary of the Company.

(12) Includes 100,000 shares owned by the Pinson and Associate Profit Sharing Plan of which Mr. Pinson is the trustee and beneficiary and 25,000 shares which may be acquired upon exercise of options which currently are exercisable or are exercisable within 60 days. Martin S. Pinson is an Executive Vice President of the Company.

(13) Includes 72,944 shares subject to contractual restrictions on the resale thereof. Mr. Swink is President of the Company's Coffee and Beverage Group.

(14) Includes 10,000 shares which may be acquired upon exercise of options which currently are exercisable or are exercisable within 60 days and 17,900 shares subject to contractual restrictions on the resale thereof. Mr. Lefever is a Director of the Company and was Chief Executive Officer and Chairman of the Board of Directors of The Office Works, Inc, a subsidiary of the Company, prior to its acquisition by the Company.

(15) Includes 18,750 shares which may be acquired upon exercise of options which currently are exercisable or are exercisable within 60 days and 3,100 shares subject to contractual restrictions on the resale thereof. Mr. Burgess is a Director of the Company and President of Burgess, Anderson & Tate, Inc., a subsidiary of the Company.

(16) Legacy Capital Fund, Inc. acted a a broker for Business Equipment and Supply Company ("Besco") in connection with the Company's acquisition of Besco in March 1996.

(17) Includes the beneficial ownership of the persons identified at note (3).

                              PLAN OF DISTRIBUTION

    The Shares offered hereby may be sold by the Selling Stockholders or by pledges, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) an exchange distribution in accordance with the rules of such exchange; and
(e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholder in amounts to be negotiated immediately prior to the sale (which commissions may be in excess of customary commissions in the case of specialized selling efforts). Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In addition, any securities covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

    Upon the Company's being notified by the Selling Stockholders that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a secondary distribution, or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer(s),
(b) the number of Shares involved, (c) the price at which such Shares were sold,
(d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

    The Selling Stockholders and any other person participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders and any other such person. Furthermore, under Rule 10b-6 under the Exchange Act, any person engaged in a distribution of Shares may not simultaneously engage in market-making activities with respect thereto for a period of two business days prior to the commencement of offers and sales of Shares in such distribution. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

    The Shares are quoted on the Nasdaq National Market under the symbol "OFIS."

    The Company has agreed to bear all printing and certain legal, filing and other similar expenses incident to the Registration Statement, and resale of the Shares hereunder to the public other than commissions, fees, and discounts of underwriters, dealer or agents. In addition, the Selling Stockholders and any underwriter they may utilize will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the issuance of the Shares offered by this Prospectus has been passed upon for the Company by Morgan, Lewis & Bockius LLP.

                                    EXPERTS

    The consolidated financial statements of the Company as of April 30, 1996 and 1995, and for each year in the three year period ended April 30, 1996, except as they relate to School Specialty, Inc. and Re-Print Corporation, wholly owned subsidiaries of the Company, have been audited by Price Waterhouse LLP, independent accountants, whose report relies upon the reports of Ernst & Young LLP and BDO Seidman, LLP, and is incorporated herein by reference together with the reports of Ernst & Young LLP and BDO Seidman, LLP. Such financial statements have been incorporated by reference in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting. The consolidated financial statements of Copenhaver Holdings, Inc. as of and for the year ended September 30, 1994; the financial statements of Emmons-Napp Office Products, Inc. as of December 31, 1995 and 1994 and for the years then ended; the financial statements of McWhorter Stationery Co. as of March 31, 1996 and for the year then ended; the financial statements of Mark's Office Furniture as of March 31, 1996 and for the year then ended; the financial statements of David's Office Supply and Furniture Company, Inc. as of May 31, 1996 and for the year then ended; the financial statements of Carolina Office Equipment Company as of March 31, 1996 and for the year then ended; the financial statements of WBT Holdings, Inc. (d.b.a. Office Furniture Distributors) as of December 31, 1995 and for the year then ended; the financial statements of Mile High Office Supply, Inc. as of December 31, 1995 and 1994 and for the years then ended; the financial statements of The Office Furniture Store, Inc. as of December 31, 1995 and for the year then ended; and the financial statements of Raleigh Office Supply Company, Inc. as of August 31, 1995 and for the year then ended; have been incorporated herein by reference in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Blue Star as of March 31, 1995 and for the year ended March 31, 1995 incorporated herein by reference have been so included in reliance on the report of Price Waterhouse (Auckland, New Zealand), independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of the MISSCO Commercial Division as of March 31, 1995 and 1994, and for the year ended March 31, 1995, the nine-month period ended March 31, 1994 and the year ended June 30, 1993 have been incorporated herein by reference in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated herein by reference, and upon the authority of said firm as experts in auditing and accounting.

    The financial statements of Oak Brook Office Supply and Equipment Corporation as of August 31, 1995 and 1994 and for each of the years then ended have been incorporated herein by reference in reliance on the report of Crowe, Chizek and Company LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of U-Bix Business Machines Limited as of June 30, 1995 and 1994 and for the years then ended have been incorporated herein by reference in reliance on the report of KPMG (Auckland, New Zealand), independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of New Office Plus, Inc. as of December 31, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Shinners, Hucovski & Co., independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of American Loose Leaf/Business Products, Inc. as of September 30, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Swink, Fiehler and Hoffman, PC, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Re-Print Corporation as of December 31, 1995 and 1994 and for the years then ended, have been incorporated herein by reference in reliance on the report of BDO Seidman, LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting

    The financial statements of Pear Commercial Interiors as of December 31, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Ehrhardt Keefe Steiner & Hottman P.C., independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Arbuckle Foods Inc. as of August 31, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Thorne Little, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Prudential of Florida, Inc. as of December 31, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Joel S. Baum P.A., independent accountant, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Wang of New Zealand as of June 30, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Ernst & Young (Auckland, New Zealand), independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Whitcoulls Group Limited as of June 30, 1995, 1994, and 1993 and for the years then ended incorporated in this prospectus by reference from the U.S. Products Company's Current Report on Form 8-K dated July 23, 1996 have been audited by Deloitte Touche Tohmatsu (Auckland, New Zealand), independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The balance sheet of Thompson Book and Supply Company as of December 31, 1995 has been incorporated herein by reference in reliance on the report of Hamilton & Associates, independent accountants, given on the authority of such firm in auditing and accounting.

    The financial statements of International Interiors, Inc. as of September 30, 1995 and 1994 and for the years then ended have been incorporated herein by reference in reliance on the report of Petherbridge, Davis & Company, PA, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Ausdoc Office Pty Ltd as of June 30, 1996 and 1995 and for the years then ended; the financial statements of Canberra Wholesale Stationers Pty Ltd as of June 30, 1996 and 1995 and for the years then ended; the financial statements of H & P Stationery Pty Ltd as of June 30, 1996 and 1995 and for the years then ended; and the financial statements Perth Stationery Supplies Pty Ltd as of June 30, 1996 and 1995 and for the years then ended, have been incorporated herein by reference in reliance upon the report of Day Neilson, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration
Fee) are estimated.

SEC Registration Fee............................................  $3,538.34
Printing and Engraving Costs....................................  $   5,000
Legal Fees and Expenses.........................................  $  10,000
Accounting Fees and Expenses....................................  $   5,000
Miscellaneous...................................................  $   5,000
                                                                  ---------
Total...........................................................  $28,538.34
                                                                  ---------
                                                                  ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's By-laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

    Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Article Eight of the Company's Amended and Restated Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which directors derive improper personal benefit.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

DESCRIPTION
-----------
   5.1*      Opinion of Morgan Lewis & Bockius LLP
  23.1(a)*   Consent of Price Waterhouse LLP
  23.1(b)*   Consent of Price Waterhouse
  23.2*      Consent of Ernst & Young LLP
  23.2(a)*   Consent of KPMG Peat Marwick LLP
  23.3(b)*   Consent of KPMG
  23.4*      Consent of Crowe, Chizek and Company LLP
  23.5*      Consent of Swink, Fiehler & Hoffman, P.C.
  23.6*      Consent of Shinners, Hucovski & Company
  23.7(b)*   Consent of BDO Seidman, LLP
  23.8*      Consent of Thorne Little
  23.9*      Consent of Ehrhardt Keefe Steiner & Hottman PC
  23.10*     Consent of Ernst & Young
  23.11*     Consent of Joel S. Baum P.A.
  23.12*     Consent of Hamilton & Associates
  23.13*     Consent of Petherbridge, Davis & Company, P.A.
  23.14*     Consent of Deloitte Touche Tohmatsu
  23.15(a)*  Consent of Day Neilson
  23.15(b)*  Consent of Day Neilson
  23.15(c)*  Consent of Day Neilson
  23.15(d)*  Consent of Day Neilson
  23.16*     Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)
  24.1*      Power of Attorney (included on signature page)

------------------------

*   Previously filed.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes: (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement.

    Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply of the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That for the purpose of determining any liability under the Act each such post-effective amendment may be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at the time may be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities which are being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on November 1, 1996.

                                          U.S. OFFICE PRODUCTS COMPANY

                                          By: /s/ JONATHAN J. LEDECKY
                                             -----------------------------------
                                             Name: Jonathan J. Ledecky
                                             Title: CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons on behalf of the Registrant, U.S. Office Products Company, in the capacities and on the dates indicated.

    Each person whose signature appears below hereby authorizes and constitutes Jonathan J. Ledecky and Martin S. Pinson, and each of them singly, his true and lawful attorneys with full power to them, and each of them singly, to sign for him and in his name in the capacities indicated below and file any and all amendments (including post-effective amendments) to this Registration Statement, and he hereby ratifies and confirms his signature as it may be signed by said attorneys, or any of them, to any and all such amendments.

                                                                   CAPACITY IN
                      SIGNATURE                                   WHICH SIGNED                      DATE
------------------------------------------------------  ---------------------------------  ----------------------
               /s/ JONATHAN J. LEDECKY                  Chairman of the Board and Chief
     -------------------------------------------          Executive Officer (Principal           November 1, 1996
                 Jonathan J. Ledecky                      Executive Officer)
                                                        Chief Financial Officer
                          *                               (Principal Financial Officer
     -------------------------------------------          and Principal Accounting               November 1, 1996
                   Donald H. Platt                        Officer)
                          *
     -------------------------------------------        Director                                 November 1, 1996
                   Timothy J. Flynn

                          *
     -------------------------------------------        Director                                 November 1, 1996
                   Thomas J. Reaser

     -------------------------------------------        Director                                 November 1, 1996
                   John K. Burgess

                          *
     -------------------------------------------        Director                                 November 1, 1996
                 Jack L. Becker, Jr.

                          *
     -------------------------------------------        Director                                 November 1, 1996
                 Clifton B. Phillips

     -------------------------------------------        Director                                 November 1, 1996
                   Milton H. Kuyers

                                                                   CAPACITY IN
                      SIGNATURE                                   WHICH SIGNED                      DATE
------------------------------------------------------  ---------------------------------  ----------------------
     -------------------------------------------        Director                                 November 1, 1996
                   Allon H. Lefever

                          *
     -------------------------------------------        Director                                 November 1, 1996
                  Edward J. Mathias

                          *
     -------------------------------------------        Director                                 November 1, 1996
                    John A. Quelch

                          *
     -------------------------------------------        Director                                 November 1, 1996
                    David C. Gezon

     -------------------------------------------        Director                                 November 1, 1996
                 David C. Copenhaver

                          *
     -------------------------------------------        Director                                 November 1, 1996
                  Mark A. Sorgenfrei

    Jonathan J. Ledecky by signing his name hereto signs this document on behalf of each of the persons indicated above pursuant to the powers of attorney duly executed by such persons and set forth on the signature page of the Registration Statement filed with the Securities and Exchange Commission.

                                          By: /s/ JONATHAN J. LEDECKY
                                             -----------------------------------
                                                   Jonathan J. Ledecky

                               INDEX TO EXHIBITS

DESCRIPTION
-----------

    5.1*     Opinion of Morgan, Lewis & Bockius LLP

   23.1(a)*  Consent of Price Waterhouse LLP

   23.1(b)*  Consent of Price Waterhouse

   23.2*     Consent of Ernst & Young LLP

   23.3(a)*  Consent of KPMG Peat Marwick LLP

   23.3(b)*  Consent of KPMG

   23.4*     Consent of Crowe, Chizek and Company LLP

   23.5*     Consent of Swink, Fiehler & Hoffman, P.C.

   23.6*     Consent of Shinners, Hucovski & Company

   23.7*     Consent of BDO Seidman LLP

   23.8*     Consent of Thorne Little

   23.9*     Consent of Ehrhardt Keefe Steiner & Hottman PC

   23.10*    Consent of Ernst & Young

   23.11*    Consent of Joel S. Baum P.A.
   13.12*    Consent of Hamilton & Associates

   23.13*    Consent of Petherbridge, Davis & Company, P.A.

   23.14*    Consent of Deloitte Touche Tohmatsu

  23.15(a)*  Consent of Day Neilson

  23.15(b)*  Consent of Day Neilson

  23.15(c)*  Consent of Day Neilson

  23.15(d)*  Consent of Day Neilson

   23.16*    Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)

   24.1*     Power of Attorney (included on signature page)

*   Previously filed.